Lumber Liquidators Provides Second Quarter 2014 Business Update And Revises Outlook For Full Year 2014

TOANO, Va., July 9, 2014 /PRNewswire/ -- Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today provided a business update for the second quarter ended June 30, 2014, and revised its outlook for 2014.

Net sales in the second quarter of 2014 increased 2.3% to $263.1 million, from $257.1 million in the second quarter of 2013. At comparable stores, net sales decreased 7.1% for the quarter, in comparison to an increase of 14.9% for the second quarter of the prior year. The Company operated 344 stores at June 30, 2014, including 13 new stores opened during the second quarter, up from 300 at June 30, 2013.

Gross margin in the second quarter of 2014 is expected to contract in comparison to the second quarter of 2013 due primarily to adverse net shifts in sales mix and greater discounting at the point of sale. Selling, general and administrative expenses are expected to be approximately 9.0% higher than the second quarter of 2013 primarily due to higher advertising, occupancy, legal and professional expenses. The Company anticipates second quarter 2014 earnings per diluted share will be in the range of $0.59 to $0.61, compared to earnings per diluted share of $0.73 in the second quarter of the prior year.

Robert M. Lynch, President and Chief Executive Officer, commented, "Customer traffic to our stores was significantly weaker than we expected, particularly in geographic areas severely impacted by the unusually harsh weather in the first quarter. The improvement in customer demand we experienced beginning in mid-March did not carry into May, and June weakened further. Our reduced customer traffic has coincided with certain weak macroeconomic trends related to residential remodeling, including existing home sales, which have generally been lower in 2014 than the corresponding periods in 2013. We now believe the prolonged purchase cycle associated with our customers' discretionary, large-ticket home improvement projects is likely to be delayed for some customers into the fall flooring season, and for others, into spring of 2015."

Mr. Lynch continued, "In certain key merchandise categories, primarily laminates, vinyl plank and engineered hardwoods, lower than planned inventory levels reduced our ability to convert customer interest into invoiced sales. Certain mills experienced production delays in meeting our open orders as we continued to enhance our quality assurance requirements. We estimate an aggregate net sales shortfall in the second quarter of up to $18 million in those products impacted. We expect full product availability for our customers during the third quarter, with no material impact to our product costs."

Company Outlook

Based on year-to-date results and current trends, the Company has updated its outlook for the full year 2014 and now expects the following:

  Net sales in the range of $1.05 billion to $1.10 billion, from the previous range of $1.15 billion to $1.20 billion.
  Change in comparable store net sales in the low single digits, either positive or negative, from the previous increase ranging from mid to high single digits.
  The opening of a total of 33 to 37 new store locations in the expanded showroom format, from the previous range of 35 to 40 new store locations.
  Earnings per diluted share in the range of $2.65 to $3.00 based on a diluted share count of 27.6 million shares, which is exclusive of any future impact of the stock repurchase program, from a previous range of $3.25 to $3.60.

Mr. Lynch concluded, "Though we continue to believe we are early in a multi-year housing recovery that will drive home improvement spending, a number of the factors weighing on our second quarter results are likely to continue in the second half of 2014. We are focused on continuous improvement in our operations, strengthening our leadership in product price and quality and elevating customer recognition of our superior value proposition. While we believe the third quarter may be weaker than we originally anticipated, we have a strong sense of urgency and we expect to regain traction to deliver operating margin expansion in the second half and in coming years. We remain confident in the long-term strength of our business model and believe that the investments we have made in our strategic initiatives will continue to drive market share gains in the future."

Today's Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on July 9, 2014, at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call through July 16, 2014 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering conference ID number 13586407. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company's website, www.lumberliquidators.com.

Full Second Quarter Results Conference Call and Webcast Information

The Company plans to release its full second quarter results on Wednesday, July 30, 2014. The Company plans to host a conference call and audio webcast at 10:00 a.m. Eastern Time on that date. The conference call may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call through August 6, 2014 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering conference ID number 13585249. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company's website, www.lumberliquidators.com.

About Lumber Liquidators

In its 20th year and with more than 340 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. Lumber Liquidators features more than 350 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in-stock and ready for delivery.

With premier brands including Bellawood Prefinished Hardwood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House.

For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD. You can also follow the company on Facebook and Twitter, and learn more about its corporate giving program at LayItForward.LumberLiquidators.com.

Forward-Looking Statements

This press release and accompanying financial tables may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company's filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators
Ashleigh McDermott
Tel: (757) 566-7512

Lumber Liquidators Holdings, Inc.
Other Supporting Schedules
(in thousands)
(unaudited)

Lumber Liquidators sells its products and services principally to existing homeowners, or a contractor on behalf of a homeowner. A flooring purchase is generally a large-ticket, discretionary purchase that most residential homeowners make infrequently. The Company's research indicates that its customers will often choose to replace their flooring after they have lived in their home for a certain number of years, when a life event occurs such as a change in household members, and/or prior to or shortly after moving into a new home. The Company believes that due to the average size of the sale and the general infrequency of a hardwood flooring purchase, many of its customers conduct extensive research using multiple channels before making a purchase decision. Further, its research indicates that the average length for a hardwood flooring purchase, from initial interest to sale, is approximately 100 days. Lumber Liquidators has an integrated multi-channel sales model that enables its stores, call center, website and catalogs to work together in a coordinated manner. Though its customers utilize a range of these services in the decision process, the final sale is most often completed in the store, working with a flooring expert.

The table below reflects segregation of total second quarter 2014 net sales and the percentage change in comparison to the second quarter of 2013 into those stores the Company believes were impacted by weather or Hurricane Sandy from all other stores:

	Three Months Ended June 30, 2014
	All Stores	All Other Stores	Stores Significantly Impacted by Weather[1]	Hurricane Sandy Stores[2]

Number of stores at June 30, 2014	344	206	131	7

Net sales	$ 263,085	$ 163,882	$ 93,176	$ 6,027
Percentage increase (decrease)	2.3%	5.5%	0.4%	(32.5)%

Comparable stores[3]:
Net sales (decrease)	(7.1)%	(2.1)%	(12.9)%	(32.5)%
Customers invoiced[4]	(5.3)%	(1.9)%	(9.6)%	(25.7)%
Average sale[5]	(1.8)%	(0.2)%	(3.3)%	(6.8)%

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[1] Segregation of those stores the Company believes were significantly impacted by the unusually severe weather is consistent with that presented in the first quarter of 2014, except that those stores impacted by Hurricane Sandy are further segregated.

[2] Includes store locations serving communities that were impacted by Hurricane Sandy and benefited net sales from the fourth quarter of 2012 through the third quarter of 2013. In the second quarter of 2013, these stores benefited comparable store net sales by 65 to 75 basis points.

3A store is generally considered comparable on the first day of the thirteenth full calendar month after opening.

[4] Change in number of customers invoiced is calculated by applying our average sale to total net sales at comparable stores.

[5]Average sale, calculated on a total company basis, is defined as the average invoiced sale per customer, measured on a monthly basis and excluding transactions of less than $250 (which are generally sample orders, or add-ons or fill-ins to previous orders) and of more than $30,000 (which are usually contractor orders).

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